Exhibit (d)(2)
PLAN PROVISIONS AND BENEFITS
for the
MDS INC. EMPLOYEE SHARE OWNERSHIP PLAN AND PARTICIPATING AFFILIATES
(the “Plan”)
Group Annuity Policy Number: 50002000
MDS INC.

Per:

Name:

Title:

Date:

Non-Registered Employee Savings Plan (ESP)
Current Date: December 31, 2008
01

Table of Contents

Section 1 — Definitions	3
Section 2 — Plan Introduction	4
Section 3 — Eligibility and Enrolment Provisions	4
3.1 Eligibility	4
3.2 Enrolment	4
Section 4 — Contribution Provisions	4
4.1 Member Required Contributions	4
4.2 Member Voluntary Contributions	4
4.3 Plan Sponsor Contributions	4
4.4 Other Acceptable Contributions	5
4.6 Contributions While a Member is on a Leave of Absence	5
Section 5 — Withdrawal Provisions While a Member is Employed by the Plan	5
Sponsor	5
Section 6 — Benefit Options on Member Termination of Employment,	5
Retirement, Full or Partial Plan Termination or Permanent	5
Disability of a Member	5
Section 7 — Benefit Options on the Death of a Member	5
Section 8 — Additional Plan Provisions	5
8.1 Plan Fees	5
8.2 Member Tax Reporting	6
8.3 Amendment to the Plan	6
8.4 Full or Partial Termination of the Plan	6

Section 1 — Definitions
The following words and phrases will have the meaning specified below, unless a different meaning is plainly required by the context. Some words as described in the Plan Provisions and Benefits will have the same meaning as those words as described in the Terms.
Anniversary Date
means January 1.
Applicable Legislation
means the laws, rules and regulations with which this non-registered employee savings plan must comply. Applicable Legislation currently includes (but is not limited to), the Income Tax Act (Canada), regulations and related administrative rules issued by Canada Revenue Agency (CRA), insurance, privacy, pension and other legislation of the applicable jurisdictions, as well as rules and rulings of the Applicable Government Authorities.
Earnings
means the compensation of the Member paid by the Plan Sponsor during the Plan Year, including base salary. Earnings exclude overtime pay, bonuses, expense allowances, premiums, and commissions.
Effective Date
means January 1, 2009.
Employee
means an individual employed to do work or provide a service and is in receipt of, or entitled to, remuneration for the work or service.
Member
means an Employee of the Plan Sponsor, who enrols in the Plan and is entitled to its benefits and privileges.
Member Account
means the contributions allocated less any withdrawals made by a Member (if allowable) under the Plan. The Member Account will include accrued interest as well as investment gains and/or losses. Member Accounts will be established for each Member.
Plan Sponsor
means MDS Inc.
Plan Year
means for the first Plan Year, the period beginning on the Effective Date to the day preceding the Anniversary Date. Subsequent Plan Years shall be 12 months commencing from the Anniversary Date.

Section 2 — Plan Introduction
The purpose of the Plan is to assist Members in their general savings on an after tax basis.
Section 3 — Eligibility and Enrolment Provisions
3.1	Eligibility

Employees are eligible to join the Plan following the completion of 3 month(s) of continuous employment with the Plan Sponsor.

An Employee shall be eligible to join the Plan at any time on or after the later of the Effective Date of the Plan or the fulfillment of the requirements as stated above.

The Plan Sponsor may waive the eligibility provisions for any Employee.

Any Member joining the Plan must be an Employee of the Plan Sponsor.

3.2	Enrolment

3.2.1	To enrol as a Member of the Plan, an eligible Employee must complete and sign an enrolment form as provided by the Plan Sponsor.

Membership in the Plan shall not confer any legal right upon the Employee for continuation of employment.

If a Member terminates employment and the Member is thereafter re-employed, for the purpose of the Plan, the Member will be considered a new Employee.

A Member may suspend membership in the Plan at any time.
Section 4 — Contribution Provisions
4.1	Member Required Contributions

Each Plan Year, each Member is required to contribute by payroll deduction an amount between 1% and 10% of the Member’ earnings in increments of 1%, to a maximum of $10,000 annually.

4.2	Member Voluntary Contributions

Members may not make Member voluntary contributions to the Plan at any time.

4.3	Plan Sponsor Contributions

Each Plan Year, the Plan Sponsor is required to contribute on behalf of each Member 10% match of the Member’s required contributions.

The Plan Sponsor contributions shall commence on the day the Employee becomes a Member of the Plan.

4.4	Other Acceptable Contributions

Members are not permitted to direct transfer amounts from another plan into this Plan at any time.

4.5	Contribution on Termination of Employment

All contributions must cease in respect to a Member who terminates employment with the Plan Sponsor.

4.6	Contributions While a Member is on a Leave of Absence

For any leave of absence approved by the Plan Sponsor, no contributions will be made on the applicable Member’s behalf.

Section 5 —	Withdrawal Provisions While a Member is Employed by the Plan Sponsor
Members may withdraw any contributions in their Member account at any time. The amount withdrawn may be taken in cash or transferred to another non-registered plan.

Section 6 —	Benefit Options on Member Termination of Employment, Retirement, Full or Partial Plan Termination or Permanent Disability of a Member
The Member may elect according to Applicable Legislation, any one or a combination of the following options:
a)	Cash payment,

b)	purchase of an annuity, or

c)	transfer to another non-registered plan , or
For stock investments in addition to cash payment a Member may elect:
d)	in —kind transfer, meaning, a Member may transfer all or part of the Member Account as shares to another financial institution or brokerage firm, or

e)	in — kind withdrawal, meaning the Member will receive a share certificate representing the number of shares of the Member Account.

Section 7 —	Benefit Options on the Death of a Member
If a Member dies prior to receiving income from the Plan, a lump sum cash payment of the value of the Member Account at that date of the Member’s death, will be payable to the deceased Member’s estate.

Section 8 —	Additional Plan Provisions
8.1	Plan Fees

All fees in relation to the administration of the Plan will be paid by the Plan Sponsor.

All fees in relation to the investments will be reflected in the Member Account values.

Any fees incurred in relation to the maintenance of the former Member’s Account will be the former Member’s responsibility.

8.2	Member Tax Reporting

The Plan Sponsor shall provide each Member of the Plan with the applicable tax slip relating to the reporting of any contributions, investment gain and/or losses or withdrawals in accordance with the applicable investment type and Applicable Legislation.

8.3	Amendment to the Plan

The Plan Sponsor reserves the right to amend any provisions of the Plan, at any time providing that the amendment does not decrease the accrued benefit to which Member’s of the Plan are entitled as of the date of the amendment.

8.4	Full or Partial Termination of the Plan

Although it is the Plan Sponsor’s intention to have the Plan operate indefinitely, the Plan Sponsor reserves the right to fully or partially terminate the Plan at any time.